Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION DONELSON #4 DEEP BOSSIER WELL LOGS OVER 135 FEET NET PAY

HOUSTON, May 19, 2010 - Gastar Exploration Ltd. (NYSE AMEX: GST) today announced that it has successfully drilled the Donelson #4 well, a deep Bossier test in East Texas, to a total depth of 18,700 feet and has logged approximately 138 net feet of pay in the lower Bossier formation.  The Donelson #4 well contains five pay zones within the lower Bossier formation that, based on log analysis, have measured porosity up to 20% and high resistivity.

Subject to the availability of frac equipment and crews, we anticipate that the first of potentially four completion stages should be completed and the well turned to sales within 30 to 45 days.  Gastar owns a 67% before payout working interest in the well (a 49.7% before payout net revenue interest).

Gastar is also currently drilling the Wildman #6H in East Texas, a horizontal well to test the oil potential in the Glen Rose limestone and expects to reach total depth within two weeks.  Gastar has a 100% before payout working interest in the Wildman #6H (an approximate 75% before payout net revenue interest).

J. Russell Porter, Gastar’s President & CEO, commenting on the announcement stated, “The Donelson #4 well has the potential to be another high rate completion and from a volumetric perspective has a gross EUR, based on internal estimates, of over 25 Bcf of natural gas.  Based on recent experience from the Deep Bossier play as well as other high rate natural gas plays, we plan on producing the well at a somewhat restricted rate in order to maintain higher gas rates for a longer period of time and hopefully achieve overall higher recoveries of gas in place.  Gastar’s net drilling and completion cost for the Donelson #4 well is projected to be $9.8 million, net of expected recoveries from well control insurance for a portion of the costs to sidetrack the well.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

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